EXHIBIT 3.4

Page 1of 3

AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

IMPERIAL INDUSTRIES, INC.

I, the undersigned, HOWARD L. EHLER, JR., as Secretary of IMPERIAL INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation") hereby certify and affirm the following:

1)

The name of the Corporation is IMPERIAL INDUSTRIES, INC.

2)

The shareholders of the Corporation duly adopted the Amendment to the Corporation=s Certificate of Incorporation attached hereto as Exhibit “A” in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware at a Special Meeting of Stockholders on December 21,.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Incorporation of IMPERIAL INDUSTRIES, INC., this 17th day of March, 2005.

IMPERIAL INDUSTRIES, INC., a Delaware corporation

By:	/s/ HOWARD L. EHLER, JR.
HOWARD L. EHLER, JR., Secretary

I CERTIFY, that HOWARD L. EHLER, JR. personally known to me to be the same persons whose names are subscribed to the foregoing instrument, this day personally appeared before me as the Secretary of IMPERIAL INDUSTRIES, INC., and he acknowledged that he has executed the foregoing instrument fully and voluntarily for the use and purpose therein expressed.

SWORN TO AND SUBSCRIBED before me this 17th day of March, 2005.

My Commission Expires:	/s/ KIMBERLY S. SMITH
NOTARY PUBLIC STATE OF FLORIDA

	Print Name:	Kimberly S. Smith
Commission No.:DD270204

EXHIBIT “A”

Article FOURTH of the Company=s Certificate of Incorporation is amended to read as follows:

FOURTH: (a) The aggregate number of shares of stock which the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares, consisting of (i) Forty Million (40,000,000) shares with a par value of one cent ($.01) per share, which are designated as Common Stock; and (ii) Five Million (5,000,000) shares with a par value of one cent ($.01) per share, which are designated as Preferred Stock.

(b)

The designations, preferences, privileges and powers of the shares of the Common Stock and of the Preferred Stock and the restrictions and qualifications thereof shall be the same in all respects as though shares of one class of stock, except that the Board of Directors is hereby vested with the authority to provide for the issuance of the Preferred Stock, at any time and from time to time, in one or more series, each of such series to have such powers, designations, preferences and relative, participating or option or other special rights and such qualifications, limitations or restrictions thereon as expressly provided in the resolution or resolutions, duly adopted by the Board of Directors providing for the issuance of such shares. The authority which is hereby vested in the Board of Directors shall include, but not be limited to, the authority to provide for the following matters relating to each series of the Preferred Stock:

(i)

the number of shares to constitute such series, and the designations thereof;

(ii)

the voting power of holders of shares of such series, if any, and the Board of Directors may, without limitation determine the vote or fraction of vote to which the holder may be entitled, the events upon the occurrence of which such holder maybe entitled to vote, and the Board of Directors may determine to restrict or eliminate entirely the right of such holder to vote;

(iii)

the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, and whether dividends shall be cumulative or non-cumulative;

(iv)

whether or not such series shall be redeemable, and if so, the terms and conditions upon which shares of such series shall be redeemable;

(v)

the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

(vi)

the rights, if any, of such series, in the event of the dissolution of the corporation, or upon any distribution of the assets of the corporation;

(vii)

whether or not the shares of such series shall be convertible, and if so, the terms and conditions on which shares of such series shall be convertible; and

(viii)

such other powers, designations, preferences and the relative, participating or optional or other special rights, and such qualifications, limitations or restrictions thereon, as and to the extent permitted by law.

(c)

No holder of Common Stock or Preferred Stock of the corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of the corporation or any additional capital stock of the corporation of any class, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any such unissued stock or such additional authorized issue of new stock or other securities convertible into stock, may be issued and disposed of, pursuant to resolution of the Board of Directors, to such persons, firms corporations or associations and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of their discretion.

(d) On or about March 18, 2005, (the AEffective Date@), all outstanding shares of Common Stock of the Corporation shall be automatically combined at the rate of one for four (the AReverse Split@) without the necessity of further action on the part of the holders thereof or the Corporation; provided however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Effective Date of the Reverse Split (the AExisting Common@) into new certificates (ANew Certificates@) representing the appropriate number of shares of Common Stock resulting from the combination (ANew Common@). No fractional shares, but only whole shares of New Common shall be issued to any holder of less than four (4) shares or any number of shares which, when divided by four (4), does not result in a whole number. In lieu of fractional shares, the Corporation has arranged for its transfer agent (the AExchange Agent@) to remit payment therefore on the following terms and conditions.

The price payable by the Corporation for fractional shares of Existing Common, certificates for which are surrendered to the Exchange Agent in connection with the Reverse Split, shall be equal to the product of (i) the number of such shares which cannot be exchanged for a whole share of New Common and (ii) the average of the high bid and low asked prices of one share of Existing Common, as reported on the NASD OTC Bulletin Board for the ten business days immediately preceding the Effective Date of the Reverse Stock Split for which transactions in the Existing Common are reported.

The par value and the number of authorized shares of Common Stock shall remain as otherwise provided above in Article Fourth of this Certificate of Incorporation and shall not be modified in any way as the result of this Reverse Split. From and after the Effective Date, certificates representing shares of Existing Common shall represent only the right of the holders thereof to receive New Common and payment as provided herein for fractional shares of Existing Common.

From and after the Effective Date, the term ANew Common@ as used in this subparagraph (d) of Article FOURTH shall mean Common Stock as provided in this Certificate of Incorporation.